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                                                                  Exhibit 10(kk)
[ICF Kaiser Letterhead]

                             EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT ("Agreement"), effective as of January 1, 1997, by and among ICF Kaiser International, Inc. ("Company"), a Delaware corporation and Michael Gaffney, ("Executive"), a resident of Virginia.

     WHEREAS, the Company desires to retain the services of Executive as Senior Vice President, and Executive desires to serve in that capacity-, and

WHEREAS, the Company will benefit from the Executive's services in that role,

NOW THEREFORE, in consideration of the mutual covenants and agreements herein, the parties hereby agree as follows:

     1.   Employment Period: Duties.

     (a) Employment and Employment Period. The Company shall employ the Executive to serve as Senior Vice President for a period of three years commencing January 1, 1997 (the "Employment Period:).

     (b) Duties and Responsibilities. The Executive shall have wide responsibilities for Business Development for ICF Kaiser International, Inc. in the engineering and construction area. The Executive will be a member of the Management Group.

     2.  Compensation and Fringe Benefits.

     (a) Base Compensation. For the 15 month period from January 1, 1997 through March 31, 1998, the Company shall pay Executive a base salary at a rate of $230,000 per year in accordance with the Company's regular practice for compensating senior management personnel. The Company shall pay Executive a base salary at a rate of $250,000 per year from April 1, 1998 through March 31, 1999 and $275,000 from April 1, 1999 through March 31, 2000.

     (b) Bonus Compensation. Executive will be eligible to receive an annual bonus of up to 50% of his annual base compensation. Bonus will be determined as follows:

     60% based on sales targets, 20% based on ICF Kaiser Engineering and Construction Group revenue and profit targets, and 20% on other qualitative factors.

Bonuses are granted only to the extent the firm has generated sufficient profits and only to those officers whose performance throughout the year is exemplary. Bonus awards may be comprised of cash, stock options, or restricted stock. It is corporate policy to make bonus payments only to eligible staff who are employed by ICF Kaiser when bonuses are distributed.

     (c) Fringe Benefits. The Executive shall be entitled to such fringe benefits as are generally made available by the Company to senior management personnel. Such benefits shall include participation in the Company's defined contribution retirement plan, Section 401 (k) plan, and health, term life and disability insurance programs. The Executive also will be reimbursed for reasonable expenses incurred in connection with travel and entertainment related to the Company's business and affairs which will be paid by the Company in a manner, consistent with past practice and as amended by any subsequent changes of Company Policy.
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[ICF Kaiser Letterhead]

     3.  Termination.

     In the event the Company elects to terminate this Agreement without "cause" the Company shall pay to the Executive a severance payment of $175,000. Cause is defined as (i) the continued, willful and deliberate failure of the participant to perform participant's duties in a manner substantially consistent with the manner prescribed by the Board of Directors or the Chief Executive Officer of the Company consistent with law, and professional ethics (other than any such failure resulting from participant's incapacity due to physical or mental illness) (ii) the engaging by the participant in misconduct materially, directly and demonstrably injurious to the Company, or (iii) the conviction of the participant of commission of a felony, whether or not such felony was committed in connection with the Company's business. (iv) In no event shall the failure to achieve profit or other financial goals or alleged incompetence on the participant's part be deemed to constitute "cause" so long as such failure or incompetence does not result from the participant's failure to perform duties in good faith.


     4.  Non-Competition

     The Executive will not engage or participate directly or indirectly as principal, agent, employee, employer, consultant, stock holder, partner, or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of any business which is competitive with any business conducted by the Company through the earlier of the end of the Employment Period or six months following termination of the Executive's employment by the Company.


     5.  Assignability

     The Company's rights and obligations under this Agreement shall be assignable by the Company as incident to the transfer, by merger or otherwise, of all or substantially all of the business of the Company. In the event of any such assignment by the Company, all rights and obligations of the Company hereunder shall inure to the benefit of the assignee.


Executive


        Michael Gaffney


ICF Kaiser International, Inc,


        Marc Tipermas
        Executive Vice President

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